EXHIBIT 12




                                                    SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                                                                Computation of Ratios of Earnings
                                                           from Continuing Operations to Fixed Charges
                                                                      Total Enterprise (a)




                                                     Nine Months Ended
                                                         Sept 30,                            Years Ended December 31,


                                                     1995         1994       1994        1993         1992        1991       1990
                                                     ----         ----       ----        ----         ----        ----       ----

                                                                                     (In Thousands)
Earnings from Continuing Operations:
    Income (loss) before income taxes             $110,352     $ 92,905    $ 76,098    $127,617     $126,691    $119,326   $103,797
    Fixed charges (see computation below)           36,349       36,820      48,385      59,171       49,131      46,596     49,899
                                                  --------     --------    --------    --------     --------    --------   --------


Total Earnings Available for Fixed Charges        $146,701     $129,725    $124,483    $186,788     $175,822    $165,922   $153,696
                                                  ========     ========    ========    ========     ========    ========   ========


Fixed Charges:
    Interest expense before deducting
    interest capitalized                          $ 34,206     $ 34,955    $ 45,900    $ 56,599     $ 46,298    $ 42,957   $ 47,323
    Rentals(b)                                       2,143        1,865       2,485       2,572        2,833       3,639      2,576
                                                  --------     --------    --------    --------     --------    --------   --------


                                                  $ 36,349     $ 36,820    $ 48,385    $ 59,171     $ 49,131    $ 46,596   $ 49,899
                                                  ========     ========    ========    ========     ========    ========   ========


Ratio of Earnings to Fixed Charges                     4.0          3.5         2.6         3.2          3.6         3.6        3.1
                                                  ========     ========    ========    ========     ========    ========   ========




----------------

(a) Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.